UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2020

FLEXSTEEL INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	0-5151 (Commission File Number)	42-0442319 (IRS Employer Identification No.)

385 Bell Street, Dubuque, Iowa 52001-0877

(Address of principal executive offices, including zip code)

563-556-7730

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

         (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

       (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ⃞

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ⃞

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 Par Value	FLXS	The NASDAQ Stock Market LLC

Item 2.05.Costs Associated With Exit or Disposal Activities.

As previously announced on April 28, 2020, Flexsteel Industries, Inc. (the “Company”) will exit the Vehicle Seating and Hospitality product lines. As a result of these actions, the Company will permanently close its Dubuque, Iowa and Starkville, Mississippi manufacturing facilities. The decision to exit these businesses results in part from the rapidly declining demand and changing market conditions for these products driven by the coronavirus pandemic. In addition, it was determined that these businesses are no longer a strategic fit and will not provide an attractive return on investment for shareholders. The Company estimates that these exits, and plant closings will be completed by the end of the second quarter of the Company’s 2021 fiscal year.

As a result of these planned actions, the Company expects to incur pre-tax restructuring and related expenses of approximately $25 million to $28 million,  with a significant majority of the expenses to be incurred in the Company’s fourth quarter of fiscal year 2020. Cash charges are expected to be between $3 million to $5 million, and non-cash charges, including asset impairments, are expected to be between $22 million and $23 million.

This Current Report on Form 8-K/A is being filed as an amendment to the original 8-K filed on May 1, 2020 for the sole purpose of including the Company’s expected pre-tax restructuring and related expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEXSTEEL INDUSTRIES, INC.

(Registrant)

Date: June 1, 2020	By:	/s/ Derek P. Schmidt
Derek P. Schmidt
Chief Financial Officer and Chief Operating Officer